Exhibit 4.104
Description of Charter Communications, Inc. Securities
Registered Under Section 12 of the Securities Exchange Act of 1934

The following is a summary of the general terms and provisions of the Company’s Class A common stock, par value $0.001 per share. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. For a complete description of the terms and provisions of the Company’s equity securities, including its Class A common stock, refer to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, both of which are filed as exhibits to the Company’s Annual Report on Form 10-K of which this exhibit is a part. Throughout this exhibit, references to “we,” “our,” “us” and “the Company” refer to Charter Communications, Inc. and not any of its subsidiaries. Capitalized terms used but not defined herein shall have the meanings given such terms in the Amended and Restated Certificate of Incorporation.

Authorized Capital Stock

Under the Company’s Amended and Restated Certificate of Incorporation, the total authorized capital stock of the Company is 1,150,001,000 shares, consisting of:

•900,000,000 shares of Class A common stock, par value $0.001 per share;
•1,000 shares of Class B common stock, par value $0.001 per share; and
•250,000,000 shares of preferred stock, par value $0.001 per share.

The Company does not have the power to issue shares of Class B common stock to any person other than an A/N party pursuant to the Contribution Agreement.

Common Stock

Holders of shares of the Company’s common stock are entitled to vote on all matters submitted to a vote of the Company’s stockholders, as a single class, including the election of directors, as follows:

•shares of Class A common stock are entitled to one vote per share; and
•shares of Class B common stock are entitled to a number of votes reflecting the voting power of the Charter Holdings common units (other than those owned by the Company) and the Charter Holdings exchangeable preferred units on an as-converted, as-exchanged basis. Any holder of Class B common stock who is not an A/N party will not be entitled to any vote on any matter with respect to any Class B common stock held by such holder (other than as required by law).

The holders of the Company’s common stock do not have cumulative voting rights.

Class B common stock will not have voting rights on any matter to the extent that any A/N party (which includes A/N, any Newhouse person (as defined in the Second Amended and Restated Stockholders Agreement) and any of their respective affiliates), or any group including one or more A/N parties, beneficially owns more than 49.5% of the outstanding Class A Common Stock.

Any shares owned by A/N or Liberty Broadband in excess of its applicable voting cap must be voted in the same proportion as all other votes cast by the public stockholders of the Company, with certain exceptions set forth in the Second Amended and Restated Stockholders Agreement. The voting cap is defined in the Amended and Restated Certificate of Incorporation to mean (A) in the case of Liberty Broadband, the greater of (x) the greater of 25.01% and 0.01% above the highest voting interest percentage of any other person or group (which will not exceed 23.5% in the case of A/N) and (y) 23.5%, increased one-for-one to a maximum of 35% for each permanent reduction (as defined in the Second Amended and Restated Stockholders Agreement) in A/N’s equity interest (on an as-converted, as-exchanged basis) in the Company below 15%; and (B) in the case of A/N, 23.5%, increased one-for-one to a maximum of 35% for each permanent reduction (as defined in the Second Amended and Restated Stockholders Agreement) in Liberty Broadband’s equity interest in the Company below 15%.

Subject to limitations under the DGCL, preferences that may apply to any outstanding shares of the Company’s preferred stock and any contractual restrictions, holders of each class of common stock will be entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid to the Company’s stockholders will be in the discretion of the board of directors and will depend on, among other things, then-existing conditions, including the Company’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of preferred stock and the availability of lawfully available funds to declare and pay dividends.

In the event of any liquidation, dissolution or winding up of the Company, the holders of Class A common stock and Class B common stock will be entitled to share pari passu in the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of preferred stock.

The Company’s Amended and Restated Certificate of Incorporation does not provide the holders of Class A common stock and Class B common stock with preemptive rights. However, in the Second Amended and Restated Stockholders Agreement, the Company has agreed to give A/N and Liberty certain contractual pre-emptive rights.

Shares of our Class A common stock trade on the NASDAQ under the symbol “CHTR”.

Special Meetings of Stockholders

The DGCL provides that a special meeting of stockholders may be called by the board of directors or by any person or persons authorized by the certificate of incorporation or the bylaws. Under our Amended and Restated Bylaws, special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the directors of the Company. Special meetings of stockholders may not be called by stockholders.

Action by Written Consent of Stockholders

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not restrict stockholders’ ability to act by written consent.

Certain Decisions by the Board of Directors

Our Amended and Restated Certificate of Incorporation provides that:

•our board of directors must act by majority vote of the full board, subject to the following:
•for so long as A/N or Liberty Broadband has a voting or equity interest in the Company equal to or greater than 20%, any change of control of the Company will require the approval of (i) a majority of the full board of directors and (ii) a majority of the unaffiliated directors (which is defined to mean directors not appointed by A/N or Liberty Broadband);
•any transaction involving either A/N or Liberty Broadband or their respective affiliates or associates and the Company (with limited exceptions) or any transaction in which A/N or Liberty Broadband (or any of their respective affiliates or associates) will be treated differently from the holders of Class A common stock or Class B common stock of the Company will require the approval of (i) a majority of the unaffiliated directors plus (ii) a majority of the directors designated by the party without such a conflicting interest; however, the approval requirement in this clause (ii) will not apply to ordinary course programming and distribution agreements and related ancillary agreements entered into on an arms’ length basis; and

•any amendment to our Amended and Restated Certificate of Incorporation, including the filing of a Certificate of Designations relating to the issuance of preferred stock, will require the approval of (i) a majority of the full board and (ii) a majority of the unaffiliated directors;
•decisions of unaffiliated directors will exclude any directors who are not Independent of the Company, Liberty Broadband and A/N; and
•any decision with respect to a stockholder rights plan, including whether to implement a stockholder rights plan, will be made by a majority of the unaffiliated directors.

Certain Board Nomination Rights

Our Amended and Restated Certificate of Incorporation provides that the number of directors that constitute the entire board of directors is fixed at thirteen, and A/N and Liberty Broadband (which we refer to individually in this section as an “investor party”) have the following board nomination rights (subject to the limitations set forth in the Second Amended and Restated Stockholders Agreement):

•three director nominees, if such investor party’s equity interest or voting interest in the Company is greater than or equal to 20%;
•two director nominees, if such investor party’s equity interest and voting interest in the Company are both less than 20% but such investor party’s equity or voting interest is greater than or equal to 15%;
•one director nominee, if such investor party’s equity interest and voting interest in the Company are both less than 15% but such investor party’s equity or voting interest is greater than or equal to 5%; and
•no director nominees if such investor party’s equity interest and voting interest in the Company are both less than 5%;

provided, A/N will be entitled to nominate two director nominees if it owns an equity or voting interest in the Company of 11% or more.

Certain Anti-Takeover Provisions

Potential Issuances of Shares

The Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without the approval of the Company’s stockholders under Delaware law. The Company may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Notice of Stockholders’ Meeting

The DGCL requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regard to certain meetings, including those at which the stockholders are asked to vote upon a merger or a sale of all or substantially all the corporation’s assets, in which case notice must be given not less than 20 days nor more than 60 days before the date of the meeting. Our Amended and Restated Bylaws provide that notice of the purpose or purposes, place, date and hour of a meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise required by law.

Notice of Stockholder Action

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely prior written notice of their proposals. To be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Our Amended and Restated Bylaws specify requirements as to the form and content of a stockholder’s notice. These provisions may limit a stockholder in bringing matters before an annual meeting of stockholders or in making nominations for directors at an annual meeting of stockholders.

Provisions Relating to Amendments of the Certificate of Incorporation and Bylaws

Under the DGCL, after a corporation has received payment for its capital stock, a proposed amendment to the certificate of incorporation requires approval by the board of directors, a declaration by the board of directors of the amendment’s advisability and an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon unless the certificate of incorporation requires a higher vote. Our Amended and Restated Certificate of Incorporation does not include a higher vote requirement for amendments. Under the DGCL, a proposed amendment to the certificate of incorporation may require, in certain limited circumstances, an affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote thereon, voting separately.

Under the DGCL, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors. Our Amended and Restated Bylaws may be adopted, made, amended, supplemented or repealed (i) by our board of directors by vote of a majority of the board or (ii) by the stockholders by the affirmative vote of the holders of a majority of the shares of capital stock present or represented by proxy and entitled to vote thereon at a meeting of the stockholders.

In the Second Amended and Restated Stockholders Agreement, the Company has contractually agreed to certain approval requirements for amendments to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws.

Delaware Anti-Takeover Statute

Delaware corporate law contains a business combination statute (“DGCL Section 203”) that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Delaware corporate law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•the board of directors of the target corporation has approved, before the person or entity becomes an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;
•upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or
•after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions of Delaware corporate law (and such amendment is duly approved by the stockholders entitled to vote thereon). The Company has not opted out of DGCL Section 203.